Exhibit 99.1

Refco Inc.
One World Financial Center	Company Contact:
200 Liberty Street – Tower A	For Refco Inc.
New York, NY 10281	Roger Ma
212-693-7000	212- 587-6355
www.refco.com	rma@refco.com

REFCO INC. ANNOUNCES COMPLETION OF ITS
INITIAL PUBLIC OFFERING

NEW YORK, NY, August 16, 2005 – Refco Inc. (NYSE: RFX), a diversified financial services company, today announced that it has consummated its initial public offering of 26,500,000 shares of common stock at $22.00 per share.  Refco sold 12,500,000 shares, and 14,000,000 shares were sold by existing stockholders.  An additional 3,975,000 shares were sold by Refco pursuant to the exercise of the underwriters’ option to purchase such shares to cover over-allotments.

Proceeds from the 12,500,000 shares sold by Refco not subject to the over-allotment option will be used to redeem outstanding indebtedness and for general corporate purposes.  Proceeds from the exercise of the underwriters’ over-allotment option will be paid as a dividend to Refco’s stockholders of record prior to the offering.

Credit Suisse First Boston LLC, Goldman, Sachs & Co. and Banc of America Securities LLC were the joint book-running managers for the IPO.  Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Sandler O’Neill & Partners, L.P. and HSBC Securities (USA) Inc. were the co-managers.

A copy of the final prospectus relating to the offering may be obtained from: Credit Suisse First Boston LLC, Prospectus Department, Eleven Madison Avenue, New York, NY 10010 (212-325-2580); Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, NY 10004 (212-902-1171); and Banc of America Securities LLC, Prospectus Department, 100 West 33rd Street, 3rd Floor, New York, NY 10001 (646-733-4166).

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Refco is a diversified financial services organization with operations in 14 countries and an extensive global institutional and retail client base. Refco’s worldwide subsidiaries are members of principal U.S. and international exchanges, and are among the most active members of futures exchanges in Chicago, New York, London, Paris and Singapore. In addition to its futures brokerage activities, Refco is a major broker of cash market products, including foreign exchange, foreign exchange options, government securities, domestic and international equities, emerging market debt, and OTC financial and commodity products. Refco is one of the largest global clearing firms for derivatives.